Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BPZ Resources, Inc.
Houston, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 31, 2010, relating to the consolidated financial statements of BPZ Resources, Inc., and the effectiveness of BPZ Resources, Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

We also consent ot the reference to us under the caption “Experts” in the Prospectus.

/s/ Johnson Miller & Co., CPA’s PC

Midland, Texas
December 6, 2010